Exhibit 99.1

Contact:	Sandy Martin
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Announces Third Quarter 2007 Results

•                  Sally Beauty Supply Continues To Produce Strong Results

•                  Consolidated Sales Increase 6% and Comparable Store Sales Up 5% for the Third Quarter

•                  Beauty Systems Group’s Non-L’Oreal Brands Continue to Show Strong Growth

•                  Beauty Systems Group Adds More Brands and Territories To Its Offering

DENTON, Texas, August 9, 2007 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced financial results for the third quarter ended June 30, 2007.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

“We are pleased with the solid performance of our Sally operating segment during the quarter and with the continued progress on profitability initiatives for Beauty Systems Group,” stated Gary Winterhalter, President and Chief Executive Officer.  “Total consolidated net sales for the third quarter were $635 million, an increase of almost 6% with a comparable store sales increase of 4.8%.”

Sally Beauty Supply segment sales grew by 12.9% versus last year’s quarter and third quarter comparable store sales increased 3.4%.  The Sally Beauty stores returned to solid performance after second quarter’s inclement weather.

Beauty Systems Group’s (BSG) sales and earnings results reflect the first full quarterly impact from the loss of the L’Oreal revenues, which totaled approximately $30 million of products previously sold through our sales force.  Of the $30 million loss of L’Oreal-related sales, we were pleased to partially offset this loss with an increase of $14 million in non-L’Oreal brands and another $5 million of revenue resulting from an earlier acquisition.  BSG’s comparable store sales increase of 9.2% demonstrates our ability to increase sales of non-L’Oreal brands to BSG’s nationwide customer base.

Although 2007 has proven to be a challenging year for our Company, our Sally Beauty Supply business continues to perform well and is expected to offset much of the L’Oreal-related shortfalls at BSG for the year. We have executed well on our BSG initiatives and continue to open new stores and add new brands to BSG’s distribution network.  As we begin the early stages of our planning process for the upcoming fiscal year, we are optimistic on the growth and profitability prospects for both Sally Beauty Supply stores as well as BSG in FY08 and beyond.

OPERATING RESULTS

Sally Beauty Supply

During the Company’s third fiscal quarter that ended June 30, 2007, Sally Beauty Supply total sales increased 12.9% to $402.9 million and comparable store sales grew 3.4%.  Sales consistency returned during the third quarter after stores experienced weather-related softness in the second quarter.  Revenues for this year’s third quarter include $26 million related to the acquisition of Salon Services.  Excluding revenues related to this acquisition, Sally Beauty Supply revenues increased 5.6%. Sally Beauty Supply segment operating margins remained even with last year at 16.6% of sales for the third quarter.  During the quarter, Sally Beauty Supply increased its store base by 34 stores.

Beauty Systems Group

During the third quarter, BSG sales declined $10.6 million or 4.4%, impacted by the loss of approximately $30 million in L’Oreal revenue.  BSG’s revenues declined considerably less than the $30 million of lost L’Oreal revenue due to the impact of the Salon Success acquisition made in June 2006, which produced an incremental $5 million of sales in this year’s third quarter and BSG’s third quarter comparable store sales increase of 9.2%, which was primarily due to sales strength from new, non-L’Oreal brands.  Comparable store sales growth for the nine months ended June 30, 2007 was 10.1%.  Beginning with the fourth quarter of fiscal 2006, BSG began experiencing strong comparable store sales. Consequently, the higher comparable store sales growth last year may result in tougher comparisons for BSG stores beginning in this year’s fourth quarter.  BSG increased its store base by 13 stores during the third quarter.  In Florida, BSG anticipates a total of 15 stores in operation this fiscal year with 35 Florida stores in operation by January 2008.

BSG Revenue Updates

•                  The Company had previously estimated that the loss of L’Oreal distribution rights through its distributor sales consultants (DSCs) would negatively impact the Company’s consolidated revenue by approximately $110 million for the last nine months of fiscal 2007.  Of this projected $110 million, it was assumed that the impacted DSC channel would lose approximately $20 million of ancillary, non-L’Oreal business. However, during the third quarter of this year, sales of non-L’Oreal brands continued to exceed prior-year levels in the impacted DSC channel and were also up in the store channel.

•                  During the third quarter, BSG’s comparable store sales growth remained strong and this growth was primarily the result of non-L’Oreal product sales.  L’Oreal-related revenue in domestic BSG stores (i.e., excluding our franchise business and Sally Beauty Supply) during the third quarter was approximately equal to that of prior-year levels.  BSG no longer expects to shift a material portion of the lost L’Oreal DSC sales into the BSG stores.

•                  As part of the announced changes with L’Oreal, BSG has retained the rights to distribute L’Oreal products, on a non-exclusive basis, in its stores for which it previously had exclusive distribution rights. BSG’s loss of distribution rights through its DSCs, as well as the loss of exclusive rights to distribute L’Oreal products in its stores, has resulted in margin pressure on its remaining L’Oreal revenues, and this pressure is currently projected to continue during fiscal 2007.

•                  Following L’Oreal’s announcement of the acquisition of Maly’s West in July, BSG began distributing Paul Mitchell products in southern California during the Company’s fourth quarter.

BSG now distributes Paul Mitchell products throughout California.  We believe that this development will have a modestly positive impact to the BSG fourth quarter results and will be more important to fiscal 2008 results.

•                  BSG entered into an agreement during the third quarter with KPSS to distribute the Goldwell/KMS brands in 28 states.  BSG expects to gain these distribution rights over time through either expirations or acquisitions from existing distributors.  We believe that this development will have a  positive impact to BSG’s fiscal 2008 results.  In the past, BSG and KPSS have strategically partnered on the distribution of Goldwell/KMS brands and this latest agreement expands this relationship.

•                  Although Farouk Systems terminated its agreement with BSG during the second fiscal quarter, BSG stores and DSCs once again have been given approval to distribute Farouk Systems products since July, with an expanded distribution area that initially includes 30 states.

•                  Also during the third quarter, BSG began the distribution of:

•                  TIGI brands in BSG stores in 20 states;

•                  Nioxin brands in BSG stores in 8 states and in the DSC channel in 1 state;

•                  Rusk brands in BSG stores in 11 states and in the DSC channel in 6 states;

•                  Kenra brands in BSG stores and DSCs in 3 states.

•                  The beauty products distribution industry is continuing to consolidate. The Company currently believes that it will be able to benefit from this trend by making selective acquisitions that strategically fit with its current distribution network, product offerings, and longer-term growth and profitability plans.  The Company also currently expects to benefit from a shift in business from the competing manufacturer-owned distributors to the BSG network as other suppliers seek to lessen their reliance on distribution of their products through a competitor’s network.

BSG Cost Updates

•                  The Company continued to pay retention incentives to the portion of BSG’s sales force most impacted by the L’Oreal changes, which resulted in $2.3 million of expenses during the quarter. BSG also incurred right-sizing expenses for the quarter totaling $0.4 million.

•                  The Company is expecting to complete its CosmoProf® store re-branding project by the end of fiscal year 2007, and capital costs for this project will total approximately $4 million.

•                  Additionally, the Company’s two-year program to consolidate warehouses and reduce administrative expenses is underway.  Updates will be provided after significant progress takes place.  This program is estimated to cost $19 million of capital costs during fiscal 2007 and fiscal 2008, in addition to one-time costs associated with closing certain existing distribution facilities. The Company believes the annual savings could be approximately $10 million within the next two years.

THIRD QUARTER FINANCIAL RESULTS

Net sales:  Total net sales for the third quarter 2007 were $634.9 million, an increase of 5.9% over the third quarter 2006, and comparable store sales increased 4.8%.  Third quarter total sales for Sally Beauty Supply stores increased 12.9% to $402.9 million.  Sally Beauty Supply revenues were positively impacted by $26 million this quarter from an acquisition, and from a comparable store sales increase of 3.4%.  For BSG, total sales for the third quarter declined by $10.6 million and comparable store sales increased 9.2% versus the year-ago quarter. Total BSG sales during the third quarter were impacted by the loss of DSC sales of L’Oreal products, which totaled approximately $30 million during the third quarter of 2006.

Additionally, BSG revenues in this year’s third quarter included approximately $5 million of incremental sales from an acquisition made in June 2006.

Gross profit:  For the third quarter, consolidated gross profit was $290.9 million and gross margins as a percent of sales decreased to 45.8% from 46.1% in the year-ago quarter. The gross margin increases at Sally Beauty Supply were offset by declines at BSG primarily due to margin pressure on certain products and replacing L’Oreal product sales with other products at lower margins.  BSG’s loss of store exclusivity in the distribution of L’Oreal products is anticipated to result in sustained margin pressure on all L’Oreal products sold through its store network.  In addition, BSG’s gross margins during the quarter included margin pressures at its franchise business.

Selling, general and administrative expenses:  For the third quarter, SG&A expenses increased $19.0 million to $221.5 million, or 34.9% of sales, an increase from 33.8% of sales in the year-ago period. Increases in SG&A costs included $2.3 million related to BSG’s retention incentives for DSCs from the L’Oreal contractual changes this year and $0.4 million of BSG right-sizing expenses along with costs related to unit growth and acquisitions.  Also, the Company incurred additional legal, audit and professional fees in third quarter 2007 as a result of being a new public company.  SG&A expenses for the quarter also included $3.8 million of share-based compensation expense compared to $1.0 million in last year’s third quarter.  Of the $3.8 million share-based compensation expense in the third quarter, $2.3 million represented the accelerated recognition of option expenses for certain retirement-eligible employees.  This accounting treatment will be necessary for all future equity grants to these employees, which is expected annually.  Selling, general and administrative expenses include unallocated corporate expenses as detailed in the Company’s segment information on Schedule B.  Unallocated corporate expenses for the nine month ending June 30, 2007 were $69 million and include $5.3 million of share-based compensation expenses related to early vesting of equity awards from the separation as well as $1 million of direct overhead charges from Alberto-Culver for the period prior to the separation.  Including these expenses, the Company currently expects unallocated corporate expenses for the current fiscal year to total approximately $92 million.

Segment operating earnings:  Third quarter operating earnings for Sally Beauty Supply stores were $67.1 million, an increase of $7.9 million or 13.4% compared to last year’s third quarter.  Similar to the first six months of the fiscal year, Sally Beauty Supply financial results were strong, primarily as a result of growth in the number of stores as well as successful promotions of higher-margin products, increased e-mail marketing efforts and a focus on the Sally loyalty program to continue to drive a greater mix of retail customers.  BSG’s operating earnings for the third quarter were $15.4 million, a decrease of $9.5 million or 38.1% from the year-ago quarter.  BSG segment operating earnings declined during the third quarter primarily due to a continuation of issues disclosed earlier this fiscal year including 1) the loss of L’Oreal sales through DSCs related to distribution agreement changes which was partially offset by revenue growth in lower margin non-L’Oreal sales, 2) lower gross profit margins on non-exclusive products sold, 3) a decline in the profitability of its franchise business, and 4) BSG right-sizing expenses and retention incentives for DSCs.

Interest Expense: Interest expense, net of interest income, for the third quarter was $36.8 million and includes approximately $4.0 million of income due to the marked-to-market change in fair value for interest rate swap transactions.

Provision for income taxes:  For the third quarter, income taxes were $8.3 million. On an annual basis, the Company currently expects to have a 36.7% effective tax rate, after excluding the non-deductible transaction costs related to the Company’s separation from the Alberto-Culver Company.

Net earnings and Net earnings per share (EPS):  For the third quarter, reported net earnings were $13.4 million, or $0.07 per diluted share.  Net earnings for the nine months ended June 30, 2007 were $27.6 million or $0.15 per diluted share. The Company separated from the Alberto-Culver Company on November 16, 2006 and consequently, prior year net earnings are not reflective of the change in capital structure that resulted from that separation.

Adjusted EBITDA (Non-GAAP):  Adjusted EBITDA for the third quarter 2007 was $73.2 million, a $1.7 million decline, compared to $74.9 million in the comparable period last year.  Adjusted EBITDA decreased this quarter primarily as a result of a decline in BSG’s gross profit and increases in SG&A expenses as previously discussed. A detailed table reconciling GAAP net earnings to adjusted EBITDA is included in the supplemental schedules.

Adjusted net earnings and Adjusted net EPS (Non-GAAP):  For the nine months ended June 30, 2007, adjusted net earnings reflect adjustments that exclude share-based compensation and other transaction expenses related to the separation and the Alberto-Culver Company sales-based corporate overhead fees for the period prior to the separation, and include incremental interest expense assuming that the debt incurred at the separation date was outstanding from the beginning of the first quarter as well as related income tax expense adjustments.  Adjusted net earnings (non-GAAP) for the nine months ended June 30, 2007 were $41.0 million, or $.22 per diluted share. A detailed table reconciling GAAP net earnings to adjusted net earnings and adjusted EPS is included in the supplemental schedules.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents at the end of the third quarter totaled $32.3 million.  The Company’s revolving asset-based loan facility (ABL) began the quarter at $57.9 million of outstanding borrowings and ended the third quarter at $39.7 million.  Additional borrowing capacity on the ABL was approximately $303 million at the end of the third fiscal quarter.  In addition, the Company paid down $1.9 million of its Senior Term A Loan and $2.3 million of its Senior Term B Loan during the third quarter.

The Company’s debt, excluding capital leases, decreased by $22.3 million during the third quarter and as of June 30, 2007 was $1.807 billion.  As a reminder, in conjunction with the separation transaction from the Alberto-Culver Company and the issuance of new debt, the Company entered into two separate interest rate swap transactions in November 2006 that are intended to fix the interest rate applicable to $150 million of debt for two years and to fix the interest rate applicable to $350 million of debt for three years.  The Company is accounting for these transactions on a marked-to-market basis, whereby changes in the fair value will increase or decrease net interest expense and therefore affect our profitability.  Year-to-date interest expense, net of interest income, includes $3.3 million of non-cash income for the marked-to-market changes for the first nine months of fiscal 2007.  The Company recognized $1.0 million of non-cash interest income for the first quarter, $1.7 million of additional non-cash interest expense for the second quarter and $4.0 million of non-cash interest income for the third quarter related to the interest rate swaps.

Net cash used by investing activities for the first nine months of fiscal year 2007 was $97.6 million and includes $70.3 million for acquisitions.  The Company currently expects fiscal year 2007 capital expenditures (net of proceeds from sale of property and equipment) to be between $45 and $50 million, excluding acquisitions.  The majority of these capital expenditures is planned for store openings or store relocations.

Since the first quarter of fiscal 2007, inventories have decreased from $575 to $560 million, or $15 million through June 30, 2007.  Excluding inventory of approximately $24 million that was acquired as part of our Salon Services acquisition earlier in the year, inventories have declined $39 million through the third quarter.  Based on planned inventory reductions in fiscal 2007, the Company’s current goal is to reduce consolidated inventory (excluding any acquisition-related impact) by over $40 million for the full fiscal year.  Assuming the Company spends between $45 and $50 million in net capital expenditures and $70 million for acquisitions during fiscal 2007, we would currently expect to have sufficient cash flow to pay down additional debt during the fourth quarter of fiscal 2007.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matter and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, www.sallybeautyholdings.com linking through to the “Investing” page and the “Events” page.  The conference call can be accessed by dialing 877-722-1364 (International:  706-634-8761).  The conference call ID number 9938192.  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  A telephone replay of the call will be available for 24 hours from about 12:00 p.m. (Central) on August 9, 2007 through 11:59 a.m. (Central) on August 10, 2007 by dialing 800-642-1687 (International:  706-645-9291) and referencing the conference ID number 9938192.  The webcast replay will also be available in the Investing section linking through to the Events section of the Sally Beauty Holdings, Inc. website at www.sallybeautyholdings.com.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of more than $2 billion annually. Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through over 3,300 stores, including approximately 170 franchised units, throughout the United States, the United Kingdom, Canada, Puerto Rico, Mexico, Japan, Ireland, Spain and Germany.  Sally Beauty Supply stores offer more than 5,000 products for hair, skin and nails through professional lines such as Clairol, L’Oreal, Wella, Conair and Revlon, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, along with its outside sales consultants, sell up to 9,500 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, and TIGI targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit www.sallybeautyholdings.com.

Cautionary Language Concerning Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: our limited history as a stand-alone company; the preparedness of our accounting and other management systems to meet financial reporting and other requirements; the representativeness of our historical consolidated financial information with respect to our future financial position, results of operations or cash flows; realizing the anticipated benefits of our separation from the Alberto-Culver Company; our inability to achieve the benefits of scale that were achieved by the Alberto-Culver Company prior to our separation from the Alberto-Culver Company; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; the highly competitive nature of the beauty products distribution industry; anticipating changes in consumer preferences and buying trends or to manage our product lines and inventory; our dependence upon manufacturers; products sold by us being found to be defective in labeling or content; compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations; product diversion; successfully identifying acquisition candidates or successfully completing desirable acquisitions; integration of businesses acquired in the future; opening and operating new stores profitably; protecting our intellectual property rights, specifically our trademarks; obtaining the consent of third parties under our contracts; conducting business in international markets; disruption in our information technology systems; natural disasters or acts of terrorism; our substantial indebtedness; the possibility that we may incur substantial additional debt; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt or increasing our interest expense due to our interest rate swap agreements; the share distribution of the Alberto-Culver Company common stock in our separation from the Alberto-Culver Company not constituting a tax-free distribution; actions taken by certain large shareholders adversely affecting the tax-free nature of the share distribution of the Alberto-Culver Company common stock; significant restrictions on our ability to issue equity securities; the voting power of our largest stockholder discouraging third party acquisitions of us at a premium; the interests of our largest stockholder differing from the interests of other holders of our common stock;  and the operational and financial performance of our Armstrong McCall business.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our most recent Annual Report on Form 10-K for the year ended September 30, 2006 and our Quarterly Reports on Form 10-Q for the periods ended December 31, 2007, and March 31, 2007, each as filed with the Securities and Exchange Commission.

Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.  We assume no obligation to publicly update or revise any forward-looking statements.

Note Concerning Non-GAAP Measurement Tools

We have provided detailed explanations of our non-GAAP financial measures in our Form 8-K filed this morning, which is available on our website.

Supplemental Schedules

Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Reconciliations	C
Store Count and Comparable Store Sales	D
Selected Financial Data and Debt	E

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006

Net sales	$634,880	$599,534	$1,874,035	$1,766,990
Cost of products sold and distribution expenses	343,993	323,127	1,015,638	953,756
Gross profit	290,887	276,407	858,397	813,234
Selling, general and administrative expenses (1) (2)	221,490	202,487	646,863	595,356
Depreciation and amortization	10,765	9,414	30,580	28,088
Sales-based service fee charged by Alberto-Culver	—	7,151	3,779	21,568
Transaction expenses (3)	18	34,532	21,502	39,275
Operating earnings	58,614	22,823	155,673	128,947
Interest expense, net (4)	36,832	(197)	98,882	295
Earnings before provision for income taxes	21,782	23,020	56,791	128,652
Provision for income taxes	8,334	8,469	29,163	49,122
Net earnings	$13,448	$14,551	$27,628	$79,530

Net earnings per share: (5)
Basic	$0.07	—	$0.15	—
Diluted	$0.07	—	$0.15	—

Weighted average shares: (5) (6)
Basic	180,398	—	180,272	—
Diluted	182,680	—	182,536	—

(1)  Selling, general and administrative expenses include allocated overhead costs from Alberto-Culver of $0.0 million and $3.4 million and share-based compensation of $3.8 million and $1.0 million for the three months ended June 30, 2007 and 2006, respectively.

(2)  Selling, general and administrative expenses include allocated overhead costs from Alberto-Culver of $1.0 million and $10.7 million and share-based compensation of $10.0 million and $4.1 million for the nine months ended June 30, 2007 and 2006, respectively.

(3)  Transaction expenses are one-time charges associated with the separation from Alberto-Culver in the three and nine months ended June 30, 2007 and one-time charges associated with the termination of the agreement with Regis Corporation (“Regis”) that called for the Company to merge with a subsidiary of Regis in a tax-free transaction in the three and nine months ended June 30, 2006.

(4)  Interest expense, net of interest income of $0.1 million and $0.5 million for the three months ended June 30, 2007 and 2006; net of interest income of $1.5 million and $1.0 million for the nine months ended June 30, 2007 and 2006; and includes $4.0 million and $3.3 million of fair market value income adjustments for marked-to-market interest rate swaps for the three and nine months ended June 30, 2007, respectively.

(5)  Net earnings per share was not calculated for the three and nine months ended June 30, 2006 since the Company was a wholly-owned subsidiary of Alberto-Culver during fiscal year 2006.  See the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 for additional information about the separation of our business from Alberto-Culver.

(6)  Weighted average shares for the nine months ended June 30, 2007, was calculated from November 16, 2006 through June 30, 2007, which represents the actual number of days the Company’s common stock was publicly traded.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

 Segment Information

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net sales:
Sally Beauty Supply	$402,920	$356,975	$1,156,684	$1,060,015
Beauty Systems Group	231,960	242,559	717,351	706,975
Total net sales	$634,880	$599,534	$1,874,035	$1,766,990

Operating earnings:
Sally Beauty Supply	$67,070	$59,169	$201,825	$179,670
Beauty Systems Group	15,391	24,865	48,168	69,265
Segment operating earnings	$82,461	$84,034	$249,993	$248,935

Unallocated corporate expenses (1)	(23,829)	(19,528)	(69,039)	(59,145)
Sales-based service fee charged by Alberto-Culver	—	(7,151)	(3,779)	(21,568)
Transaction expenses (2)	(18)	(34,532)	(21,502)	(39,275)
Interest expense, net of interest income	(36,832)	197	(98,882)	(295)
Earnings before provision for income taxes	$21,782	$23,020	$56,791	$128,652

(1)  Unallocated expenses consist of corporate and shared costs.  The amounts include $0.0 and $3.4 million of overhead charges allocated from Alberto-Culver and share-based compensation of  $3.8 million and $1.0 million for the three months ended June 30, 2007 and 2006, respectively; and $1.0 million and $10.7 million of overhead charges allocated to Alberto-Culver and share-based compensation of $10.0 million and $4.1 million for the nine months ended June 30, 2007 and 2006, respectively.

(2)  Transaction expenses are one-time charges associated with the separation from Alberto-Culver in the three and nine months ended June 30, 2007 and one-time charges associated with the termination of the agreement with Regis Corporation (“Regis”) that called for us to merge with a subsidiary of Regis in a tax-free transaction.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net earnings (per GAAP)	$13,448	$14,551	$27,628	$79,530
Add:
Depreciation and amortization	10,765	9,414	30,580	28,088
Share-based compensation (1)	3,779	981	10,043	4,097
Sales-based service fee charged by Alberto-Culver (2)	—	7,151	3,779	21,568
Transaction expenses (3)	18	34,532	21,502	39,275
Interest expense, net of interest income (4)	36,832	(197)	98,882	295
Provision for income taxes	8,334	8,469	29,163	49,122
Adjusted EBITDA (Non-GAAP)	$73,176	$74,901	$221,577	$221,975

Adjusted Net Earnings Reconciliation:
Adjusted EBITDA (Non-GAAP)			$221,577
Less:
Depreciation and amortization			30,580
Pro-forma share-based compensation (5)			5,066
Pro-forma interest expense (6)			119,311
Pro-forma provision for income taxes (7)			25,637
Adjusted net earnings (Non-GAAP)			$40,983

Adjusted net earnings per share:
Adjusted net basic			$0.23
Adjusted net diluted			$0.22

Weighted average shares:
Basic			180,272
Diluted			182,536

(1)  Share-based compensation for the nine months ended June 30, 2007 includes $5.3 million of share-based compensation expenses related to accelerated vesting as a result of the separation transaction from Alberto-Culver.

(2)  The Alberto-Culver sales-based service fee ceased at the separation date of November 16, 2006 and the Company will not incur any comparable expenses as a stand-alone company.

(3)  Transaction expenses are one-time charges associated with the separation from Alberto-Culver in the three and nine months ended June 30, 2007 and one-time charges associated with the termination of the agreement with Regis Corporation (“Regis”) that called for us to merge with a subsidiary of Regis in a tax-free transaction.

(4)  Interest expense, net of interest income of $0.1 million and $0.5 million for the three months ended June 30, 2007 and 2006; net of interest income of $1.5 million and $1.0 million for the nine months ended June 30, 2007 and 2006; and includes $4.0 million and $3.3 million of fair market value income adjustments for the marked-to-market interest rate swaps for the three and nine months ended June 30, 2007, respectively.

(5)  For the nine months ended June 30, 2007, pro-forma share-based compensation includes $4.7 million of share-based compensation expense incurred by the Company during the first nine months of the fiscal year (excluding the impact of the separation transactions) and $0.3 million that would have been incurred had the separation transaction not occurred.

(6)  Pro-forma interest expense assumes the debt incurred at the separation date was outstanding from the beginning of the fiscal year and includes $3.3 million of income related to the marked to market change in fair value from interest rate swaps recognized in the nine months ended June 30, 2007.

(7)  For the first three months of fiscal 2007, the pro-forma provision for income taxes was computed assuming an effective tax rate of 39%.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

 Store Count and Comparable Store Sales

 (Unaudited)

	June 30,
	2007	2006

Number of retail stores (end of period):
Sally Beauty Supply (1)	2,676	2,494
Beauty Systems Group
Company-owned stores	689	661
Franchise stores	171	163
Total Beauty System Group stores	860	824
Total	3,536	3,318

BSG distributor sales consultants (end of period) (2)	1,011	1,177

Third quarter company-owned comparable store sales growth (3)
Sally Beauty Supply	3.4%	1.0%
Beauty Systems Group	9.2%	5.6%
Consolidated	4.8%	2.1%

(1)  Includes company-owned and franchise stores acquired in the Salon Services acquisition.

(2)  Includes 361 and 373 distributor sales consultants as reported by franchisees as of June 30, 2007 and 2006, respectively.

(3)  Comparable stores are defined as company-owned stores that have been open for at least 14 months as of the last day of a month.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

 Selected Financial Data and Debt

(In thousands)

(Unaudited)

	June 30,	September 30,
	2007	2006
Financial condition information (at period end):
Working capital	$369,573	$479,107
Cash and cash equivalents	32,339	107,571
Property and equipment, net	146,329	142,735
Total assets	1,360,383	1,338,841
Total debt, including capital leases	1,808,098	1,124
Total stockholders’ (deficit) equity	($792,781)	$1,005,967

	As of
	June 30, 2007	Interest Rates
Debt position excluding capital leases (at period end)
Revolving ABL Facility	$39,700	Prime + up to 0.5% or Libor + 1-1.5%
Senior Term A Loan (1)	144,375	Prime + 1-1.5% or Libor + 2-2.5%
Senior Term B Loan (1)	913,100	Prime + 1.25-1.5% or Libor + 2.25-2.5%
Senior Notes	430,000	9.25%
Senior Subordinated Notes	280,000	10.50%
Total debt	$1,807,175

Debt maturities excluding capital leases (2)
FY2007	$4,175
FY2008	16,700
FY2009	24,200
FY2010	24,200
FY2011	39,200
Thereafter	1,698,700
Total debt	$1,807,175

(1)  Interest rates on $500 million of these loans are fixed by interest rate swaps for a duration of 2 to 3 years from inception of loans.

(2)  Does not include any payments that may be required as part of an excess cash flow test of the Term Loans.